Exhibit 26k


                                                               November 3, 2016


Allstate Assurance Company
3075 Sanders Rd
Northbrook, IL 60062

        Re: Allstate Assurance Company
            Registration Statement on Form N-6

Dear Sirs:

This opinion is furnished in connection with the filing of the Registration Statement on Form N-6 ("Registration Statement") by Allstate Assurance Company Variable Life Account ("Separate Account"). The Registration Statement covers an indefinite amount of interests under the variable portion of Individual Variable Universal Life Insurance Policies ("Policies") offered by Allstate Assurance Company. Premiums paid under variable universal life insurance policies offered by Allstate Assurance Company may be allocated by Allstate Assurance Company to the Separate Account in accordance with the owners' direction with reserves established by Allstate Assurance Company to support such Policies.

The Policies are designed to provide life insurance protection and are to be offered in a manner described in the Prospectus which is included in the Registration Statement.

The Policies will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of Allstate Assurance Company and such other documents and laws as I consider appropriate as a basis for this opinion on the basis of such examination, it is my opinion that:

1. Allstate Assurance Company is a corporation duly organized and validly existing under the laws of the State of Illinois.

2. The Separate Account is an account established and maintained by Allstate Assurance Company pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Policies, credited to or charged against the Separate Account without regard to other income, gains or losses of Allstate Assurance Company.

3. Assets allocated to the Separate Account will be owned by Allstate Assurance Company. The Policies provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Allstate Assurance Company may conduct.

4. When issued and sold as described above, the Policies will be duly authorized and will constitute validly issued and binding obligations of Allstate Assurance Company in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Yours truly,

                                       /s/ Angela K. Fontana
                                       ------------------
                                       Angela K. Fontana
                                       Vice President, Secretary and
                                       General Counsel